Hudson Pacific Properties, Inc.
Press Release

Hudson Pacific Expands and Enhances Studio Platform with Acquisition of Quixote Studios
Accretive acquisition further diversifies platform, adds significant scale to complement Sunset Studios sound stage and production services offering

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LOS ANGELES (September 1, 2022)—Hudson Pacific Properties, Inc. (NYSE: HPP) a unique provider of end-to-end real estate solutions for tech and media tenants, today announced the acquisition of Quixote Studios, a leading provider of sound stages and production services to the entertainment industry, for $360 million before closing costs. Quixote rents sound stages, cast trailers, trucks, grip and lighting and other equipment essential for content production. With its diverse studio offerings, Quixote supports a wide range of high-quality productions including long-form television and feature film, as well as short-form content such as high-end photo shoots and commercials. Hudson Pacific expects the transaction will be immediately accretive to its financial results.

"Our acquisition of Quixote Studios represents further execution of our strategy to enhance our core studio business for customers with a full-service offering of sound stages, both in terms of size and location, and production services in key global markets," said Jeff Stotland, Executive Vice President of Global Studios and Services for Hudson Pacific. "Quixote strengthens our reach to capture strong secular demand for studio and related assets, including excess demand at our Sunset Studios locations, and enables us to achieve immediate economies of scale while further diversifying our client base."

Quixote is one of the industry’s most recognized brands. Its largest clients include ABC/Disney, HBO, Sony, Paramount, NBC Universal and Warner Bros. as well as numerous blockbuster movies and hit television shows such as Apple’s The Morning Show, Paramount’s Yellowstone, HBO’s Curb Your Enthusiasm and Insecure, Disney’s Jungle Cruise and Marvel’s Avengers: Infinity War. Since its inception in 1995, Quixote has grown its business significantly in Los Angeles, New York, Atlanta and New Orleans while building a culture based on service and innovation. Quixote has 325 employees, over 500 cast trailers, trucks and specialized vehicles, one of the industry’s largest inventories of grip and lighting and production equipment, as well as long-term lease rights at attractive rental rates to 23 sound stages in Los Angeles and three in New Orleans.

Quixote complements Hudson Pacific’s Sunset Studios portfolio, which includes more than 60 stages across five lots in Los Angeles and the UK, and its production services division’s transportation fleet, which includes more than 1,400 cast trailers, trucks and specialized vehicles servicing productions in Los Angeles, Atlanta and Albuquerque.

Mikel Elliott, Founder of Quixote, who will remain in a leadership position, commented, "Hudson Pacific and Quixote’s shared purpose is to elevate the production experience for crews on our collective stages as well as on location in the major global production markets. Together, we will further innovate, inspire and solve new production challenges in the era of streaming content and beyond."

Hudson Pacific financed the acquisition with $200 million of borrowings from its credit facility plus $160 million deferred purchase price accruing interest at a 5% rate interest only, due December 2023, which is secured by substantially all the assets of and equity interests in the acquired business.

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Hudson Pacific Properties, Inc.
Press Release

The company has posted a presentation with additional details on the acquisition here on the Investors section of its website, and does not expect to update its 2022 guidance before its third quarter release and earnings call.

Intrepid acted as financial adviser to Hudson Pacific and Latham & Watkins LLP served as the company’s legal adviser. American Discovery Capital acted as financial adviser to Quixote and Shepard Mullin acted as its legal adviser.

About Hudson Pacific Properties
Hudson Pacific Properties (NYSE: HPP) is a real estate investment trust serving dynamic tech and media tenants in global epicenters for these synergistic, converging and secular growth industries. Hudson Pacific’s unique and high-barrier tech and media focus leverages a full-service, end-to-end value creation platform forged through deep strategic relationships and niche expertise across identifying, acquiring, transforming and developing properties into world-class amenitized, collaborative and sustainable office and studio space. For more information visit HudsonPacificProperties.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. These statements include, among others, statements regarding the financial and operational impact of the Quixote Studios acquisition. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company's control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and other risks described in documents subsequently filed by the company from time to time with the SEC.

Investor Contact
Laura Campbell
Executive Vice President, Investor Relations & Marketing
(310) 622-1702
lcampbell@hudsonppi.com

Media Contact
Laura Murray
Senior Director, Communications
(310) 622-1781
lmurray@hudsonppi.com

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